Exhibit (a)(5)(C)

Media: Melissa Zona +1.314.674.5555

Investors: Susannah Livingston +1.314.674.8914

Solutia Successfully Completes Tender Offer for Shares of Southwall Technologies Inc.

ST. LOUIS, November 23, 2011 — Solutia Inc. (NYSE: SOA) (“Solutia”) and its wholly-owned subsidiary, Backbone Acquisition Sub, Inc. (“Purchaser”), which was formed for the purpose of acquiring Southwall Technologies Inc. (Nasdaq: SWTX) (“Southwall”), today announced the successful completion of the tender offer for all of the outstanding shares of common stock of Southwall at a purchase price of $13.60 per share in cash, without interest and less any applicable withholding taxes, as specified in the offer to purchase dated October 25, 2011, as amended, and the related letter of transmittal. The tender offer expired at 12:00 midnight, New York City time, on the night of Tuesday, November 22, 2011.

The depositary for the tender offer has advised that as of 12:00 midnight, New York City time, on the night of Tuesday, November 22, 2011, 7,140,879 shares of common stock of Southwall had been validly tendered and not properly withdrawn (including shares tendered by notices of guaranteed delivery), which includes shares of common stock issued upon the conversion of all of Southwall’s outstanding convertible preferred stock. The tendered shares represent approximately 95.7% of the outstanding shares of common stock of Southwall. The aggregate number of shares validly tendered and not properly withdrawn pursuant to the tender offer exceeds the “minimum condition” and, accordingly, Purchaser accepted for payment all such shares in accordance with the terms of the tender offer. Purchaser will promptly pay for such shares in accordance with the terms of the tender offer.

Purchaser intends to effect a “short-form” merger under Delaware law as promptly as practicable. In the merger, Purchaser will be merged with and into Southwall, with Southwall continuing as the surviving corporation in the merger and as a wholly-owned subsidiary of Solutia. Upon completion of the merger, all remaining Southwall stockholders who did not tender their shares in the tender offer (other than shares owned by Purchaser, Solutia, Southwall and their respective subsidiaries) will have the right to receive the same $13.60 per share in cash, without interest and less any applicable withholding taxes, paid in the tender offer. Following the merger, the common stock of Southwall will cease to be traded on the Nasdaq Capital Market.

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Notes to Editor: SOLUTIA and the Radiance Logo™ and all other trademarks listed below are trademarks of Solutia Inc. and/or its affiliates.

About Solutia Inc.

Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® polyvinyl butyral interlayers for glass lamination and for photovoltaic module encapsulation and VISTASOLAR® ethylene vinyl acetate films for photovoltaic module encapsulation; LLumar®, Vista™, EnerLogic™, FormulaOne®, Gila®, V-KOOL®, Hüper Optik®, IQue™, Sun-X® and Nanolux™ aftermarket performance films for automotive and architectural applications; Flexvue™ advanced film component solutions for solar and electronic technologies; and technical specialties products including Crystex® insoluble sulfur, Santoflex® PPD antidegradants, Therminol® heat transfer fluids and Skydrol® aviation hydraulic fluids. Solutia’s businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,300 employees in more than 50 worldwide locations. More information is available at www.solutia.com.

Forward Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements regarding the proposed business combination and similar transactions; prospective performance and opportunities of the companies and the outlook for the companies’ businesses; the development and delivery of new products; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and any assumptions underlying any of the foregoing. These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q. These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com. Additional risks and uncertainties relating to the proposed business combination include, without limitation, uncertainties as to the timing of the merger and the possibility that closing conditions to the transaction may not be satisfied or waived. Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence except as required by law.

Source: Solutia Inc.

St. Louis

11/23/11